Exhibit 4.4

AMENDMENT NO. 2 TO ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO ADMINISTRATIVE SERVICES AGREEMENT, dated November 28, 2018 (this “Amendment No. 2”), is made effective as of February 26, 2018, by and among KNOT OFFSHORE PARTNERS LP, a limited partnership duly organized and existing under the laws of the Republic of the Marshall Islands (the “Partnership”), KNOT OFFSHORE PARTNERS UK LLC, a company duly organized and existing under the laws of the Republic of The Marshall Islands (“KNOT UK”), KNUTSEN OAS (UK) LTD., a company limited by shares registered in England and Wales with company number 3765737 (“KOAS UK”), KNUTSEN OAS SHIPPING AS, a Norwegian private limited liability company (“KOAS”), and KNOT MANAGEMENT AS, a Norwegian private limited liability company (“KNOT Management” and, together with the Partnership, KNOT UK, KOAS UK and KOAS, the “Parties”).

WHEREAS, the Parties desire to amend the Administrative Services Agreement, dated as of February 26, 2013, among the Partnership, KNOT UK, KOAS UK, KOAS and KNOT Management, as amended by the Amendment to Administrative Services Agreement, dated May 7, 2015 (as so amended, the “Administrative Services Agreement”), pursuant to Section 18 thereof to extend the term of the Administrative Services Agreement;

IT IS HEREBY AGREED AS FOLLOWS:

Section 1.                                           Amendments.  The Administrative Services Agreement is hereby amended as follows:

(a)                                 The definition “Change of Control” in Section 1 of the Administrative Services Agreement is hereby deleted.

(b)                                 Section 11 of the Administrative Services Agreement is hereby deleted in its entirety and replaced with the following:

“Section 11.                              Term and Termination.  The term of this Agreement shall continue indefinitely until terminated by any Party upon 90 days’ written notice for any reason.  Notwithstanding the foregoing, the arrangement with respect to the provision of the Management Services by any or all of the Managers may be terminated at any time with respect to any or all of such Managers by the Board in its sole discretion.  Such Management Services shall terminate immediately upon delivery by the Board of written notice to KNOT UK.  The termination of the Management Services with respect to any or all of the Managers shall not constitute a termination of the other provisions of this Agreement.

Any termination of this Agreement shall be without prejudice to any accrued rights and liabilities of any Party subsisting as at the date of termination.  Notwithstanding the termination of this Agreement, the provisions of Section 6, Section 10, Section 11, Section 12, Section 13, Section 14, Section 15, Section 16, Section 18, Section 19 and Section 20 shall remain in force and binding on the Parties.”

Section 2.                                           Definitions.  Capitalized terms not defined in this Amendment No. 2 shall have the meanings set forth in the Administrative Services Agreement.

Section 3.                                           Continuance of Terms.  Except as amended by this Amendment No. 2, the Administrative Services Agreement shall continue in full force and effect according to its terms.

Section 4.                                           Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which is an original and which shall together form one and the same instrument.

Section 5.                                           Governing Law.  This Amendment No. 2 and any dispute or claim arising out of or in connection with it (including disputes as to regarding its existence, validity or termination) or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the substantive laws of England and Wales without reference to any choice of law principle that would result in the application of any other law.

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IN WITNESS WHEREOF the Parties have executed this Amendment No. 2 by their duly authorized signatories as of this 28th day of November, 2018.

KNOT OFFSHORE PARTNERS LP

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive Officer and Chief Financial Officer

KNOT OFFSHORE PARTNERS UK LLC

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive Officer and Chief Financial Officer

KNUTSEN OAS (UK) LIMITED

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman

KNUTSEN OAS SHIPPING AS

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman

KNOT MANAGEMENT AS

By:	/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman

[Signature Page to Amendment No. 2 to Administrative Services Agreement]